UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
SCHEDULE 14A

(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934
___________________________________

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NORTHSTAR REAL ESTATE INCOME TRUST, INC.
(Name of Registrant as Specified in Its Charter)
[N/A]
(Name of Person(s) Filing Proxy Statement if other than Registrant)
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☑	No fee required.
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☐	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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IMPORTANT SPECIAL MEETING OF STOCKHOLDERS
PLEASE VOTE YOUR PROXY TODAY
December 22, 2017

Dear Stockholder:
The Special Meeting of Stockholders of NorthStar Real Estate Income Trust, Inc. (“NorthStar I”) is scheduled to be held on January 18, 2018. As of this date, we have not received your vote for this important meeting. Your vote participation is very important. Please vote your proxy today. Telephone and internet voting are available as set forth on the duplicate proxy card or voting instruction form enclosed for your convenience.
Approval of the NorthStar I merger proposal and the NorthStar I charter amendment proposals requires the affirmative vote of the holders of a majority of the outstanding shares of NorthStar I common stock entitled to vote on such proposals. Accordingly, every vote, large and small, is important. If you abstain or fail to vote your shares, this will have the same effect as a vote “against” such proposals.

The board of directors of NorthStar I, upon the unanimous recommendation of its special committee, unanimously recommends that NorthStar I stockholders vote “FOR” the NorthStar I merger proposal, “FOR” the NorthStar I first charter amendment proposal, “FOR” the NorthStar I second charter amendment proposal and “FOR” the NorthStar I adjournment proposal.

We need your participation. Please vote your shares today. Please vote today to participate in this important special meeting.

Thank you for your cooperation and continued support.

Sincerely,
Kevin P. Traenkle
Chairman, Chief Executive Officer and President